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                                                                     EXHIBIT 4.2

                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT


     For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:

     1. Section 2(a) of the Registration Rights Agreement dated as of June 9, 1997 (the "Registration Rights Agreement") by and among Alpha-Beta Technology, Inc. (the "Company") and Claude P. Selitrennikoff ("Mr. Selitrennikoff") shall be amended and restated as follows:

          (a)  Initial Shelf Registration.  On or about December 23, 1997,  the
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     Company   shall prepare and file with the Commission a Registration
     Statement covering all of the Registerable Securities issued to the Holders pursuant to Section 1.6(a) of the Merger Agreement. The Company shall use its reasonable best efforts to have such Shelf Registration Statement declared effective as soon as possible following the filing of such Registration Statement with the Commission and to keep such Registration Statement effective for the later to occur of (x) the end of the Effective Period and (y) May 1, 1998. If the Effective Period for such Registration Statement does not begin on or before February 16, 1998, the Company shall pay to the Stockholders (as defined in the Merger Agreement) an aggregate of $2500 per week for each 7-day period which elapses after February 16, 1998 until the day the Registration Statement is declared effective by the Commission; provided however that in no event will such aggregate payment exceed $50,000. The making of such payment shall not relieve the Company of any other of the Company's obligations hereunder or relieve the Company of any claims that the Stockholders may have against the Company as a result of the breach hereof; provided, however, that any damages resulting
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     from any such claims shall be reduced by the amount of such payments by the
     Company.

     2. The Company hereby agrees to indemnify Mr. Selitrennikoff against any and all loses, claims, damages, actions, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of or based upon any action brought by any other Holder (as defined in the Registration Rights Agreement) for losses resulting from Mr. Selitrennikoff's execution and delivery of this Amendment.

     3. Except as specifically set forth in this Amendment, all other provisions of the Registration Rights Agreement shall remain in full force and effect and are unchanged by this Amendment.


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     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of
December 23, 1997.


                                    ALPHA-BETA TECHNOLOGY, INC.



                                    By: /s/ Spiros Jamas
                                       ----------------------------------------
                                       Name:  Spiros Jamas
                                       Title: Chief Executive Officer and
                                              President


                                    PRINCIPAL STOCKHOLDER

                                    /s/ Claude P. Selitrennikoff
                                    -------------------------------------------
                                    Claude P. Selitrennikoff